UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Commission File No. 1-15019

PEPSIAMERICAS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PepsiAmericas, Inc.
4000 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402
Robert C. Pohlad
Chairman and Chief Executive Officer

March 18, 2005

Dear Shareholder:

We are pleased to invite you to attend the 2005 Annual Meeting of Shareholders of PepsiAmericas, Inc., to be held on April 28, 2005 at 10:30 a.m., local time, at the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois.

The formal notice of the meeting follows on the next page. Enclosed with this proxy statement are your proxy card, a postage-paid return envelope and a copy of our 2004 Annual Report.

In order to complete arrangements for the meeting, we would like to know in advance how many shareholders expect to attend. If you plan to attend, please check the box provided on the proxy card or advise us when voting by telephone or internet.

We look forward to seeing you at the meeting.

Robert C. Pohlad
Chairman and Chief Executive Officer

PEPSIAMERICAS, INC.

4000 Dain Rauscher Plaza

60 South Sixth Street

Minneapolis, Minnesota 55402

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	April 28, 2005
Time:	10:30 a.m., local time
Place:	Four Seasons Hotel
120 East Delaware Place
Chicago, Illinois

Purposes:

•     To elect nine directors;

•     To ratify the appointment of independent registered public accountants;

•     To act upon two shareholder proposals described in the attached proxy statement; and

•     To act upon such other matters as may properly come before the meeting.

The close of business on March 4, 2005, has been fixed as the record date for determination of shareholders entitled to notice of and to vote at the meeting. A complete list of the shareholders entitled to vote at the meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours, during the ten days prior to the meeting at our offices at 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402.

Please vote your shares as promptly as possible. Even if you plan to attend the meeting, please execute the proxy promptly by signing, dating and returning the enclosed proxy card by mail or by following the telephone or internet voting instructions that appear on the enclosed proxy card. If you attend the meeting, you may vote your shares in person if you wish.

By Order of the Board of Directors

Brian D. Wenger
Corporate Secretary
Minneapolis, Minnesota
March 18, 2005

i

PEPSIAMERICAS, INC.
4000 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, Minnesota 55402

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 28, 2005

PEPSIAMERICAS, INC.

We manufacture, distribute and market a broad portfolio of Pepsi-Cola and other national and regional beverage brands through our principal operating subsidiaries, Pepsi-Cola General Bottlers, Inc. (“Pepsi General”) and P-Americas, Inc. (“P-Americas”). Through these two subsidiaries, we are the second largest bottler in the Pepsi system, with operations in the United States, Central Europe and the Caribbean. Our principal executive offices are located at 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, and our telephone number is (612) 661-3883.

THE ANNUAL MEETING

Our meeting will be held on April 28, 2005 at 10:30 a.m., local time, at the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois. No cameras or recording equipment will be permitted at the meeting. However, our meeting will be webcast. If you are unable to attend the meeting in person, you are invited to visit www.pepsiamericas.com at 10:30 a.m., Central Daylight-Saving Time, on April 28, 2005, to view the webcast of the meeting. An archived copy of the webcast also will be available on our website through the date of next year’s annual meeting of shareholders.

This Proxy Statement

We sent you these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the meeting. On approximately March 18, 2005, we will begin mailing these proxy materials to all shareholders of record at the close of business on March 4, 2005 (the “record date”). On the record date there were 139,377,755 shares outstanding and approximately 11,615 holders of record.

Quorum; Abstentions; Broker Non-Votes

A quorum is necessary to hold a valid meeting. The attendance by proxy or in person of holders of 51% of the shares entitled to vote at the meeting will constitute a quorum to hold the meeting. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have the authority to do so.

If a properly executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

If a properly executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

VOTING INSTRUCTIONS

You are entitled to one vote for each share of common stock that you own as of the close of business on the record date. Please carefully read the instructions below on how to vote your shares. Because the instructions vary depending on how you hold your shares, it is important that you follow the instructions that apply to your particular situation.

If Your Shares are Held in Your Name

Voting by proxy.   Even if you plan to attend the meeting, please execute the proxy promptly by signing, dating and returning the enclosed proxy card by mail, or by following the telephone or internet voting instructions that appear on the enclosed proxy card.

Voting in person at the meeting.   If you plan to attend the meeting, you can vote in person. In order to vote at the meeting, you will need to bring your share certificates or other evidence of your share ownership with you to the meeting.

Revoking your proxy.   As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised. There are several ways you can do this:

•     by filing a written notice of revocation with our Corporate Secretary;

•    by submitting another proper proxy with a more recent date than that of the proxy first given by (a) following the telephone voting instructions, (b) following the internet voting instructions, or (c) signing, dating and returning a proxy card to our company by mail; or

•     by attending the meeting and voting in person.

If Your Shares are Held in “Street Name”

Voting by proxy.   If your shares are registered in the name of your broker or nominee, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Voting in person at the meeting.   If you plan to attend the meeting and vote in person, you should contact your broker or nominee to obtain a broker’s proxy card and bring it and your account statement or other evidence of your share ownership with you to the meeting.

Revoking your proxy.   If your shares are held in street name, you must contact your broker to revoke your proxy.

Voting Rules

By giving us your proxy, you authorize the individuals named on the proxy card to vote your shares in the manner you indicate at the meeting or any adjournments thereof. With respect to the election of nominees for director, you may:

•     vote “for” the election of the nominees for director named in this proxy statement;

•     “withhold” authority to vote for all of the nominees; or

•     “withhold” authority to vote for one or more of the nominees and vote “for” the remaining nominee(s).

If a quorum is present at the meeting, the nominees receiving the greatest number of votes will be elected to serve as directors. Because of this rule, non-voted shares and shares whose votes are withheld will not affect the outcome of the election of directors and withholding authority to vote for a particular nominee will not prevent that nominee from being elected.

With respect to each of the other proposals presented in this proxy statement, you may:

•     vote “for” the proposal;

•     vote “against” the proposal; or

•     “abstain” from voting on the proposal.

If you give us your proxy but do not specify how you want us to vote your shares, your shares will be voted as follows:

•     “for” the election of all nominees for director named in this proxy statement;

•     “for” ratification of the appointment of independent registered public accountants; and

•     “against” each of the shareholder proposals.

We will bear the cost of soliciting proxies. In addition to this notice by mail, we request and encourage brokers, custodians, nominees and others to supply proxy materials to shareholders, and we will reimburse them for their expenses. Our officers and employees may, by letter, telephone, facsimile, electronic mail, or in person, make additional requests for the return of proxies, although we do not reimburse our own employees for soliciting proxies.

Tabulating the Vote

Representatives of Wells Fargo, our stock transfer agent, will tabulate votes and act as inspectors of election at the meeting. All votes will be tabulated by the inspectors of election, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

PROPOSAL 1: ELECTION OF DIRECTORS

Our directors are elected each year at the annual meeting by our shareholders. We do not have a classified Board of Directors. Nine directors will be elected at this year’s meeting. Each director’s term lasts until the 2006 Annual Meeting of Shareholders and until he or she is succeeded by another qualified director who has been elected. All the nominees are currently directors of our company. There are no familial relationships between any director or executive officer.

If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the Board or the Board may reduce the number of directors to be elected at the meeting. Set forth below is information furnished with respect to each nominee for election as a director.

Herbert M. Baum, Vice Chairman, President and Chief Executive Officer, The Dial Corporation. Director since 1995.

Mr. Baum, 68, is Vice Chairman, President and Chief Executive Officer of The Dial Corporation, a subsidiary of The Henkel Group. Prior to joining Dial, from 1999 to August 2000, Mr. Baum was employed by Hasbro, Inc. as President and Chief Operating Officer. Prior to joining Hasbro, Mr. Baum was employed by Quaker State Corporation as its Chairman and Chief Executive Officer from 1993 to 1999. Mr. Baum was employed by Campbell Soup Company from 1978 to 1993, where he served in various positions, most recently as Executive Vice President and President, Campbell North/South America. Mr. Baum serves as a director of Playtex Products, Inc., Action Performance Companies, Inc., Meredith Corporation and America West Holdings Corporation. He is past chairman of the Association of National Advertisers, The Advertising Council and the National Food Processors Association.

Richard G. Cline, Chairman, Hawthorne Investors, Inc. Director since 1987.

Mr. Cline, 70, served as President and Chief Operating Officer of Nicor Inc. beginning in 1985, and became Chairman of the Board and Chief Executive Officer in 1986. He retired as Chief Executive Officer in May 1995 and continued to serve as Chairman until his retirement from the company at the end of 1995. Prior to joining Nicor, Mr. Cline was an executive of Jewel Companies, Inc. for 22 years, becoming Chairman, President and Chief Executive Officer in 1984. He is also Chairman of Hawthorne Investors, Inc., a private management advisory and investment firm he founded in 1996. Additionally, he is a director of Ryerson Tull, Inc., Chairman of the Boards of Trustees of The Northern Funds and The Northern Institutional Funds, and a past chairman of the Federal Reserve Bank of Chicago. From 1998 to 2000, Mr. Cline was Chairman of Hussmann International, Inc. Mr. Cline is an honorary life director and past president of the University of Illinois Foundation.

Pierre S. du Pont, Director, Richards, Layton & Finger, P.A. Director since 1990.

Governor du Pont, 70, is a director in the law firm of Richards, Layton & Finger, P.A., Wilmington, Delaware. A 1956 graduate of Princeton University, he served in the U.S. Navy from 1957 to 1960 and received his law degree from Harvard University in 1963. After six years in business with E.I. du Pont de Nemours & Co., Inc., he entered politics in 1968, serving in the Delaware House of Representatives (1968-1970), as a member of the U.S. House of Representatives (1971-1977), and as Governor of the State of Delaware (1977-1985). He is a trustee and a director of The Northwestern Mutual Life Insurance Company. Governor du Pont served as Chairman of the Hudson Institute in 1985-1986 and currently serves as Chairman of the National Center for Policy Analysis.

Archie R. Dykes, Chairman, Capital City Holdings Inc. Director since 1985.

Dr. Dykes, 74, is Lead Director of PepsiAmericas, Inc. He has served as Chairman of Capital City Holdings Inc., a venture capital organization, for more than the past five years. Dr. Dykes served as Chairman and Chief Executive Officer of the Security Benefit Group of Companies from 1980 through 1987. He served as Chancellor of the University of Kansas from 1973 to 1980. Prior to that, he was Chancellor of the University of Tennessee. Dr. Dykes was Chairman of the Board and Chief Executive Officer of Fleming Companies, Inc. until September 2004. He assumed those roles at Fleming in March 2003 following his service to such company as Non-Executive Chairman of the Board. He also serves as a director of Raytech Corporation and Midas, Inc. Dr. Dykes is a member of the Board of Trustees of the Kansas University Endowment Association, the William Allen White Foundation and YouthFriends, Inc. He formerly served as Vice Chairman of the Commission on the Operation of the United States Senate and as a member of the Executive Committee of the Association of American Universities.

Jarobin Gilbert, Jr., President and Chief Executive Officer, DBSS Group, Inc. Director since 1994.

Mr. Gilbert, 59, is President and Chief Executive Officer of DBSS Group, Inc., a management, planning and international trade advisory firm. The firm provides trade advisory services, trade consulting and participates in negotiations. He is also a director and a member of the audit committees of both Midas, Inc. and Foot Locker, Inc. Mr. Gilbert serves on the Board of Directors of the American Council on Germany and the Harlem Partnership Circle. He is a permanent member of the Council on Foreign Relations.

James R. Kackley, Private Investor. Director since 2004.

Mr. Kackley, 62, is a private investor. From 1963 to 1999, Mr. Kackley practiced as a public accountant for Arthur Andersen. From 1974 to 1999, he was an audit partner for the firm, dealing with a substantial number of public and non-public companies. In addition, in 1998 and 1999, he served as Chief Financial Officer for Andersen Worldwide, then a $16 billion a year professional services firm operating in more than 100 countries. From June 1999 to May 2002, Mr. Kackley served as an adjunct professor at the Kellstadt School of Management at DePaul University. From January 2004 to the present, Mr. Kackley has been the local enterprise facilitator for the Mineral Point (Wisconsin) Chamber of Commerce. During 2004, Mr. Kackley led a team developing an enterprise risk management system for Opportunity International, a multi-national not-for-profit. Mr. Kackley serves as a director and as the audit committee financial expert of Herman Miller, Inc., a Michigan-based manufacturer of office furniture. Previously, he served on the audit committees of Northwestern University and the Chicago Symphony Orchestra, not-for-profit corporations.

Matthew M. McKenna, Senior Vice President, Finance, PepsiCo, Inc. Director since 2001.

Mr. McKenna, 54, is Senior Vice President, Finance for PepsiCo. Previously he was Senior Vice President and Treasurer for PepsiCo. Prior to joining PepsiCo in 1993, he was a partner with the law firm of Winthrop, Stimson, Putnam & Roberts in New York. Mr. McKenna serves as a designate member of the Board of Pepsi Bottling Ventures in North Carolina. He serves on the Board of Trustees for Hamilton College. He is also an adjunct professor at Fordham Business School and Fordham Law School.

Robert C. Pohlad, Chairman and Chief Executive Officer, PepsiAmericas, Inc. Director since 2000.

Mr. Pohlad, 50, became our Chief Executive Officer in November 2000, was named Vice Chairman in January 2001 and became our Chairman in January 2002. Mr. Pohlad served as Chairman, Chief Executive Officer and a director of the former PepsiAmericas prior to the PepsiAmericas merger, a position he had held since 1998. From 1987 to present, Mr. Pohlad also has served as President of Pohlad Companies. Mr. Pohlad is a director of MAIR Holdings, Inc. and a member of the Board of Trustees of the University of Puget Sound.

Cynthia Swanson, Vice President, Global Mergers & Acquisitions, PepsiCo, Inc. Director since 2005.

Ms. Swanson, 43, is Vice President, Global Mergers & Acquisitions for PepsiCo. She has served in this capacity since March 2003. From 1991 to the present, she has held a number of positions with PepsiCo and its subsidiaries, including Vice President of PepsiCo’s Merger Integration Office from May 2002 to December 2004, and Division Chief Financial Officer of Frito-Lay International’s Latin America, Asia Pacific and Australia Division from January 2000 to April 2002. Her work experience with PepsiCo also includes serving as Vice President and Chief Financial Officer of Pepsi-Cola International’s Central Europe Region, Finance Director of Pepsi-Cola International-Hungary, and Manager of Business Analysis for Pepsi-Cola International-Global Headquarters. Prior to joining PepsiCo in 1991, she was an associate consultant at APM Inc. and a research associate at Wertheim, Inc.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE FOR ALL OF THE NOMINEES.

OUR BOARD OF DIRECTORS AND COMMITTEES

The Board of Directors represents the interests of our shareholders as a whole and is responsible for directing the management of the business and affairs of PepsiAmericas, as provided by Delaware law. The Board held seven meetings in 2004. In addition to meetings of the full Board, directors also attended Committee meetings. Each incumbent director attended at least 75% of all of the meetings of the Board and of those Committees on which he or she served.

The Board is comprised of a majority of “independent” directors as defined in Section 303A.02 of the New York Stock Exchange listing standards. In this regard, the Board has affirmatively determined that a majority of its members has no material relationship with our company either directly or as a partner, shareholder or officer of an organization that has a relationship with our company. In making this determination, the Board has considered all relevant facts and circumstances, including material relationships such as commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. The independent directors are identified by name in the chart that appears under the caption “Committees.”

The independent members of the Board meet in executive session at each regular meeting of the Board, with no members of management present. The independent directors have designated a non-management director, Archie R. Dykes, as Lead Director to preside at each executive session. Shareholders may contact Dr. Dykes in the manner described below under the caption “Shareholder Communications with Board Members.”

Committees

The Board has standing Audit, Management Resources and Compensation, Affiliated Transaction, and Governance, Finance and Nominating Committees, each consisting solely of members who are independent as defined in Section 303A.02 (and Section 303A.06 as to members of our Audit Committee) of the New York Stock Exchange listing standards. Our company also has Corporate Governance Guidelines and a Code of Business Conduct and Ethics. Current copies of the Audit Committee charter, the Management Resources and Compensation Committee charter, the Governance, Finance and Nominating Committee charter, our Corporate Governance Guidelines, and our Code of Business Conduct and Ethics appear on our website at www.pepsiamericas.com and are available in print upon written request to PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention:  Investor Relations.

The following table shows the current membership of the Committees and identifies our independent directors:

Name	Audit		Management Resources and Compensation		Affiliated Transaction		Governance, Finance and Nominating		Independent Directors
Herbert M. Baum	X		X						X
Richard G. Cline			X	*	X		X		X
Pierre S. du Pont	X				X		X	*	X
Archie R. Dykes			X		X	*	X		X
Jarobin Gilbert, Jr.	X	*					X		X
James R. Kackley	X		X						X
Matthew M. McKenna
Robert C. Pohlad
Cynthia Swanson

*                    Denotes Committee Chairman.

Committee Responsibilities

The Audit Committee, which held five meetings during 2004, assists the Board by assuming certain oversight responsibilities with respect to (1) the integrity of our financial statements, (2) the independent registered public accountants’ qualifications and independence, (3) the performance of our internal audit function and independent registered public accountants, and (4) our compliance with legal and regulatory requirements that may have a material impact on our financial statements.

The Management Resources and Compensation Committee, which held five meetings during 2004, discharges the Board’s responsibilities relating to executive compensation and reviews and makes recommendations to the Board regarding employee benefit policies and programs, incentive compensation plans and equity-based plans, director compensation and succession planning for our executive team.

The Affiliated Transaction Committee, which held one meeting during 2004, consists of at least three “independent directors” as defined by our bylaws (persons who are not, and for the last two years have not, (1) been an officer or director of PepsiCo or an affiliate of PepsiCo, (2) owned in excess of 1% of the shares of PepsiCo, or (3) owned any ownership interest in a party to an “affiliated transaction”), who review, consider and pass upon any “affiliated transaction.”  An “affiliated transaction” includes certain transactions with a value of more than $10 million with affiliates, including PepsiCo and certain entities in which PepsiCo has an ownership interest.

The Governance, Finance and Nominating Committee, which held five meetings during 2004, develops and recommends to the Board corporate governance principles applicable to our company, recommends to the Board individuals qualified to serve as members of the Board, reviews and recommends Committee appointments for all Committees of the Board, serves as our company’s Qualified Legal Compliance Committee, and oversees the evaluation of the Board and its Committees. In addition, the Committee assists the Board in reviewing and discussing with management our financing needs, including corporate borrowing, sales of our securities and other matters of a financial nature.

Audit Committee Matters

Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each member of the Audit Committee is independent as defined in Section 303A.02 and Section 303A.06 of the New York Stock Exchange listing standards and Exchange Act Rule 10A-3.

Pursuant to our listing agreement with the New York Stock Exchange, each member of the Audit Committee is financially literate and one member of the Committee, James R. Kackley, has accounting or related financial management expertise. Mr. Kackley serves as the “audit committee financial expert” as defined by Item 401(h) of Regulation S-K. Further, no member of the Audit Committee concurrently serves on more than two other public company audit committees.

Governance, Finance and Nominating Committee Procedures

The Governance, Finance and Nominating Committee has generally identified nominees based upon suggestions by outside directors, management and/or shareholders. Our Board member selection criteria include:  integrity; high level of education and/or business experience; broad-based business acumen; understanding of our business and industry; strategic thinking and willingness to share ideas; network of contacts; and diversity of experiences, expertise and backgrounds among Board members. The Committee has used these criteria to evaluate potential nominees. The Committee does not evaluate proposed nominees differently depending upon who has made the recommendation. The Committee has not to date paid any third party fee to identify, evaluate or assist in the identification or evaluation of potential nominees.

On December 15, 2004, the Board of Directors, upon recommendation of the Committee, elected James R. Kackley as a new director. Mr. Kackley was recommended to the Committee by a current non-management director. On February 23, 2005, the Board of Directors, upon recommendation of the Committee, elected Cynthia Swanson as a new director. Ms. Swanson was recommended to the Committee by PepsiCo. At March 4, 2005, PepsiCo beneficially owned approximately 41.1% of our outstanding common stock.

It is the Committee’s policy to consider director candidates recommended by shareholders who appear to be qualified to serve on the Board of Directors. The Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board and the Committee does not perceive a need to increase the size of the Board. The Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Nomination Procedures

To submit a recommendation of a director candidate to the Governance, Finance and Nominating Committee, a shareholder must submit the following information in writing, addressed to the Chairman of the Committee, in the care of the Corporate Secretary, at the main office of PepsiAmericas:

(1)   The name of the person recommended as a director candidate;

(2)         All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Exchange Act Regulation 14A;

(3)         The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

(4)         As to the shareholder making the recommendation, the name and address, as they appear on the books of PepsiAmericas, of such shareholder; provided, however, that if the shareholder is not a registered holder of common stock, the shareholder must submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the common stock; and

(5)         A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the next annual meeting of shareholders, the recommendation must be received by the Committee as provided under “Shareholder Proposals for 2006 Annual Meeting.”

Minimum Qualifications

In carrying out its responsibility to find the best-qualified persons to serve as directors, the Governance, Finance and Nominating Committee will consider appropriate data with respect to each suggested candidate, consisting of age, business experience, educational background, current directorships, involvement in legal proceedings during the last five years which are material to evaluation of the integrity of the candidate, and an indication of the willingness of the candidate to serve as a director.

In addition, prior to nominating an existing director for re-election to the Board, the Committee will consider and review an existing director’s Board and Committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Shareholder Communications with Board Members

The Board of Directors has provided the following process for shareholders to send communications to the Board and/or individual directors. All communications from shareholders should be addressed to PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Corporate Secretary. Communications to individual directors, including the Lead Director, may also be made to such director at the Company’s address. All communications sent to the Chair of the Audit Committee or to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel. Any communications sent to the Board, or the non-management directors as a group, in the care of the Corporate Secretary will be reviewed by him to ensure that such communications relate to the business of the company or its subsidiaries before being reviewed by the Board or the non-management directors, as applicable.

Board Member Attendance at Annual Meetings

PepsiAmericas encourages all of its directors to attend the annual meeting of shareholders. We generally hold a Board meeting coincident with the shareholders’ meeting to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting. All directors attended the 2004 Annual Meeting of Shareholders.

NON-EMPLOYEE DIRECTOR COMPENSATION

Directors who are employees of our company receive no fees for their services as director. Our outside directors each receive compensation of approximately $95,000 per year (assuming attendance at five Board or Committee meetings per year), comprised of the following: (1) $30,000 annual retainer, paid in equal quarterly installments of $7,500; (2) a restricted stock award valued at $60,000; and (3) a meeting fee of $1,000 per Board or Committee meeting. In addition, the Lead Director receives an additional $20,000 retainer per year, directors who serve on the Board’s Committees receive an additional $5,000 retainer per year, and the Chairman of each of the Board’s Committees receives an additional $10,000 retainer per year (with the exception of the Chairman of the Affiliated Transaction Committee who receives an additional $5,000 retainer per year). For purposes of the meeting fees, Board and Committee meetings held on the same day or consecutive days are considered to be one meeting. Directors also are reimbursed for reasonable expenses incurred in attending Board and Committee meetings.

Directors may, by written election, defer payment of the above-referenced cash compensation. We maintain a bookkeeping account for each director who has elected to defer compensation to which we credit the amount deferred, plus accrued interest thereon, compounded annually, based upon the prime rate of interest, as reported in The Wall Street Journal, on June 30 and December 31 of each year. Payment of deferred compensation to a retired director is made in equal monthly installments over a term equal to the greater of (1) 36 months, or (2) the number of months during which the director had in effect an election to defer compensation. With the approval of the Board of Directors, a director may elect prior to retirement to receive payments of deferred compensation either in one lump sum or in equal monthly payments. Upon a change in control, a director would be entitled to a lump sum payment of all deferred amounts.

The above-referenced director restricted stock awards are issued under our 2000 Stock Incentive Plan. The number of shares subject to each of these awards is determined by dividing $60,000 by the fair market value of our common stock on the date of grant. The director restricted stock awards are granted in February, every year. Pursuant to the terms of such awards, directors may not sell the restricted stock while they serve on the Board of Directors.

This fee structure is based on the middle of the market compensation levels for companies in similar industries and of similar size (in terms of revenue). Use of this fee structure is consistent with our overall compensation philosophy.

OUR LARGEST SHAREHOLDERS

The following table sets forth information, as of March 4, 2005, with respect to the beneficial ownership of shares of our common stock by each person who, to our knowledge, beneficially owned more than five percent of our common stock. Percentage of beneficial ownership is based on 139,377,755 shares outstanding as of March 4, 2005.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
PepsiCo, Inc.(a)	57,329,528	41.1%
700 Anderson Hill Road
Purchase, NY 10577
Dakota Holdings, LLC(b)	12,027,557	8.6%
3900 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, MN 55402
Gabelli Asset Management, Inc.(c)	8,475,151	6.1%
One Corporate Center
Rye, NY 10580
Barclays Global Investors, NA(d)	7,029,819	5.0%
45 Fremont Street
San Francisco, CA 94105
Southeastern Asset Management, Inc.(e)	6,976,400	5.0%
6410 Poplar Avenue, Suite 900
Memphis, TN 38119

(a)           Includes (1) 2,045,598 shares owned by Pepsi-Cola Metropolitan Bottling Company (“Metro”), a wholly owned subsidiary of PepsiCo, (2) 54,382 shares which Metro has the right to acquire upon exercise of a warrant, (3) 424,157 shares owned by Beverages Foods & Service Industries, Inc. (“BFSI”), a wholly owned subsidiary of PepsiCo, (4) 11,276 shares which BFSI has the right to acquire upon exercise of a warrant, and (5) 794,115 shares owned by Midland Bottling Co., a wholly owned subsidiary of PepsiCo. These shares are subject to a shareholder agreement among such persons and our company.

(b)          As set forth in Schedule 13D/A filed with the Securities and Exchange Commission by Dakota Holdings, LLC, Pohlad Companies and Robert C. Pohlad on December 2, 2004. The Schedule 13D/A reports that these shares include 311,470 shares which Dakota Holdings, LLC has the right to acquire upon exercise of a warrant. The Schedule 13D/A reports that Dakota Holdings, LLC is a Minnesota limited liability company whose members are Pohlad Companies; Beverage Investment, LLC, a company under common control with Pohlad Companies; and Midwest Beverage Holdings, LLC, which is also a company under common control with Pohlad Companies. The Schedule 13D/A reports that Robert C. Pohlad, our Chairman and Chief Executive Officer, is the President and owner of one-third of the capital stock of Pohlad Companies. The Schedule 13D/A reports that Pohlad Companies may be deemed to have beneficial ownership of the securities beneficially owned by Dakota Holdings, LLC and that Mr. Pohlad may be deemed to have beneficial ownership of the securities beneficially owned by Dakota Holdings, LLC and Pohlad Companies. These shares are subject to a shareholder agreement among the reporting persons and our company.

(c)           As set forth in Schedule 13D/A filed with the Securities and Exchange Commission by Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Investors, Inc. (“GAMCO”), Gabelli Group Capital Partners, Inc., Gabelli Asset Management Inc. and Mario J. Gabelli on October 22, 2004. The Schedule 13D/A reports that these shares represent: (1) 2,832,030 shares beneficially owned by Gabelli Funds and

(2) 5,643,121 shares beneficially owned by GAMCO. The Schedule 13D/A reports that each such entity has sole voting and sole dispositive power over the shares reported as beneficially owned by it, except that GAMCO does not have the authority to vote 358,500 of the reported shares. The Schedule 13D/A reports that Mr. Gabelli is deemed to have beneficial ownership of the securities beneficially owned by Gabelli Funds and GAMCO.

(d)          As set forth in Schedule 13G filed with the Securities and Exchange Commission by Barclays Global Investors, NA and other reporting persons on February 14, 2005. The Schedule 13G reports that these shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts. The Schedule 13G reports that these shares represent 6,357,286 shares over which sole voting power is claimed and 7,029,819 over which sole dispositive power is claimed as follows: (1) Barclays Global Investors, NA has sole voting power over 4,936,722 shares and sole dispositive power over 5,583,551 shares, (2) Barclays Global Fund Advisors has sole voting power over 920,998 shares and sole dispositive power over 946,702 shares, (3) Barclays Global Investors, LTD has sole voting and dispositive power over 498,466 shares, and (4) Palomino Limited has sole voting and dispositive power over 1,100 shares.

(e)           As set forth in Schedule 13G/A filed with the Securities and Exchange Commission by Southeastern Asset Management, Inc. and O. Mason Hawkins on February 8, 2005. The Schedule 13G/A reports that these shares are owned by investment advisory clients of Southeastern Asset Management, Inc. The Schedule 13G/A reports that these shares represent: (1) 1,493,500 shares over which such entity has sole voting power, (2) 5,262,900 shares over which such entity shares voting and dispositive power with Longleaf Partners Funds Trust, (3) 220,000 shares over which such entity does not have authority to vote, and (4) 1,713,500 shares over which such entity has sole dispositive power.

SHARES HELD BY OUR DIRECTORS AND EXECUTIVE OFFICERS

The table below lists the beneficial ownership of shares of our common stock, as of March 4, 2005, by each director and nominee for director, by each executive officer named in the summary compensation table below, and by all directors and executive officers as a group. Percentage of beneficial ownership is based on 139,377,755 shares outstanding as of March 4, 2005. Except as identified below, the named individual has sole voting and investment power with respect to the listed shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)	Percent of Class
Herbert M. Baum	30,092	*
Richard G. Cline	33,342	*
Pierre S. du Pont	20,575	*
G. Michael Durkin, Jr.	344,916	*
Archie R. Dykes	121,222	*
Jarobin Gilbert, Jr.	27,192	*
James R. Kackley	4,664	*
Kenneth E. Keiser(b)	460,243	*
Matthew M. McKenna(c)	57,357,120	41.1%
James W. Nolan(d)	14,504	*
Robert C. Pohlad(e)	12,404,633	8.9%
Cynthia Swanson	2,664	*
Larry D. Young(f)	202,636	*
All Current Directors and Executive Officers as a Group (18 persons)(g)	71,160,332	50.4%

*                    Less than 1%.

(a)           Includes shares which the named director or executive officer has the right to acquire within 60 days after March 4, 2005, through exercise of stock options, as follows: Governor du Pont, 14,740 shares; Mr. Durkin, 311,985 shares; Dr. Dykes, 107,570 shares; Mr. Kackley, 0 shares; Mr. Keiser, 297,927 shares; Mr. Nolan, 0 shares; Mr. Pohlad, 305,424 shares; Ms. Swanson, 0 shares; Mr. Young, 157,234 shares; and 20,257 shares each for Messrs. Baum, Cline, Gilbert and McKenna.

(b)          Includes 114,187 shares held by the Kenneth E. Keiser Revocable Trust.

(c)           Mr. McKenna disclaims beneficial ownership of the 57,329,528 shares owned by PepsiCo. See “Our Largest Shareholders.”

(d)          Mr. Nolan resigned from his officer position at our company effective February 18, 2005, and resigned as an employee of our company effective March 4, 2005.

(e)           Includes 12,027,557 shares owned by Dakota Holdings, LLC. See “Our Largest Shareholders.”

(f)             Mr. Young resigned from our company effective March 4, 2005. He ceased serving as an executive officer of our company at the commencement of fiscal year 2005.

(g)           Includes 57,329,528 shares held by PepsiCo, 12,027,557 shares held by Dakota Holdings, LLC and 1,431,310 shares which directors and executive officers have the right to acquire within 60 days after March 4, 2005 through exercise of stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, as well as persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission and the New York Stock Exchange. We have procedures in place to assist our directors and executive officers in preparing and filing these reports on a timely basis. Based solely on our review of the forms furnished to us, upon our records and other information, we believe that all required reports were timely filed during the past year.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below shows compensation for certain executive officers for services in all capacities to our company and our subsidiaries during fiscal years 2002, 2003 and 2004. Compensation, as reflected in this table and the tables which follow, is presented on the basis of rules of the Securities and Exchange Commission and does not, in the case of certain stock-based awards or accruals, necessarily represent the amount of compensation realized or which may be realized in the future. For more information regarding our salary policies and executive compensation plans, please review the information under the caption “Report of Management Resources and Compensation Committee on Executive Compensation.”

					Long-Term Compensation
		Annual Compensation			Awards
					Restricted	Securities
				Other Annual	Stock	Underlying	All Other
		Salary	Bonus	Compensation	Awards	Options	Compensation
Name and Principal Position (a)	Year	($)	($)(b)	($)(c)	($)(d)	(#)	($)(e)
Robert C. Pohlad	2004	704,167	1,171,500	95,230	845,500	122,000	1,032
Chairman and	2003	675,000	913,444	103,034	509,414	115,900	766
Chief Executive Officer	2002	670,830	286,740	100,586	894,375	176,400	813
Kenneth E. Keiser	2004	530,833	750,338	128,307	604,200	86,400	56,071
President and Chief	2003	510,000	815,300	54,301	303,660	68,400	45,301
Operating Officer	2002	506,667	184,151	120,502	765,000	80,000	33,586
G. Michael Durkin, Jr.	2004	352,000	504,900	21,596	503,500	72,000	30,486
Executive Vice President	2003	312,000	478,882	13,156	303,660	68,400	20,475
and Chief Financial Officer	2002	310,000	106,383	16,407	581,250	72,000	113,081
James W. Nolan	2004	376,800	355,459	86,983	242,250	34,600	22,456
Executive Vice President,	2003	360,000	192,780	28,362	109,053	23,900	65,732
U.S. Operations	2002	300,000	91,152	20,322	262,500	26,000	12,801
Larry D. Young	2004	345,667	400,554	47,853	161,500	22,500	28,408
Executive Vice President,	2003	358,833	527,407	39,583	320,530	30,900	44,365
Corporate Affairs	2002	451,000	366,412	39,685	537,500	70,000	1,670,489

(a)    Mr. Pohlad joined us as Chief Executive Officer and as a director on November 30, 2000. Mr. Pohlad was named Vice Chairman on January 11, 2001, and became our Chairman on January 1, 2002. Mr. Keiser joined us as President and Chief Operating Officer Domestic on November 30, 2000. Mr. Keiser was named President and Chief Operating Officer on January 30, 2002. Mr. Durkin joined us as Senior Vice President of our East Group in May 1999. Mr. Durkin was named Senior Vice President and Chief Financial Officer on November 30, 2000, and became Executive Vice President and Chief Financial Officer on February 17, 2004. Mr. Nolan joined us as Senior Vice President of our West Group on December 17, 2001. Mr. Nolan was named Executive Vice President, U.S. Operations, on December 10, 2002. Mr. Nolan resigned from his officer position at our company effective February 18, 2005, and resigned as an employee of our company effective March 4, 2005. Mr. Young joined us as Executive Vice President and Chief Operating Officer of Pepsi General in May 1998. Mr. Young was named President and Chief Operating Officer on February 18, 2000, became President and Chief Operating Officer International on November 30, 2000, and was named Executive Vice President, Corporate Affairs on December 10, 2002. Mr. Young resigned from our company effective March 4, 2005. He ceased serving as an executive officer of our company at the commencement of fiscal year 2005.

(b)   Represents cash compensation earned under the Annual Incentive Compensation Plan. Bonuses under this plan are typically paid in the year following the year in which they were earned. By way of example, the entries for 2004 reflect amounts earned under the plan in 2004 but paid in February 2005. For 2003, the amounts reported also include one-time retention bonuses paid to Messrs. Keiser, Durkin and Young in January 2003.

(c)    The amounts shown include vehicle allowances, personal use of company airplane, club dues, financial planning services and certain other perquisites paid for the named executive officers. For 2004, the amount shown for Mr. Pohlad includes personal use of company airplane ($61,630) and a vehicle allowance ($33,600), the amount shown for Mr. Keiser includes club dues ($57,605) and personal use of company airplane ($32,139), the amount shown for Mr. Durkin includes financial planning services ($10,363) and club dues ($7,153), the amount shown for Mr. Nolan includes moving expenses ($58,053), and the amount shown for Mr. Young includes a vehicle allowance ($28,800). The amounts shown include amounts reimbursed for the payment of taxes.

(d)   For 2004, represents the value of restricted stock granted on February 16, 2004, based on the closing price of our common stock of $19.00 per share on the date of grant. At the end of 2004, based on the closing price of our common stock of $21.24 on the last trading day of 2004, Mr. Pohlad held 143,292 unvested shares of restricted stock with a value of approximately $3,043,522, Mr. Keiser held 96,867 unvested shares of restricted stock with a value of approximately $2,057,455, Mr. Durkin held 84,867 unvested shares of restricted stock with a value of approximately $1,802,575, Mr. Nolan held 35,467 unvested shares of restricted stock with a value of approximately $753,319, and Mr. Young held 61,100 unvested shares of restricted stock with a value of approximately $1,297,764. Since February 2003, all restricted stock awards granted to our executive officers vests as to 100% of the award on the third anniversary of the award. Dividends declared and paid on shares of our common stock are paid at the same rate on this restricted stock. For 2004, dividends in the following amounts were paid on this restricted stock (Mr. Pohlad $32,241, Mr. Keiser $21,795, Mr. Durkin $19,095, Mr. Nolan $7,980, and Mr. Young $13,748).

(e)    For 2004, the amounts shown include matching contributions made by our company under a non-qualified retirement plan (Mr. Keiser $54,748, Mr. Durkin $30,353, Mr. Nolan $21,875, and Mr. Young $27,765), and premiums we paid on group term life insurance (Mr. Pohlad $1,032, Mr. Keiser $1,323, Mr. Durkin $133, Mr. Nolan $581, and Mr. Young $643).

Option Grants in Fiscal Year 2004

The following table shows options to purchase our common stock granted to each executive officer named in the summary compensation table during 2004 and the potential value of such grants at stock price appreciation rates of 5% and 10%, compounded annually over the ten-year term of the options. Also shown is the potential gain of all outstanding shares of common stock held by our shareholders as of January 1, 2005, using the exercise price of $18.92 and the same appreciation rates and compounded over a ten-year period, but exclusive of any dividends that may be paid on such stock. The 5% and 10% rates of appreciation are required to be disclosed by Securities and Exchange Commission rules and are not intended to forecast possible future appreciation, if any, in our stock price.

					Potential Realizable Value
					at Assumed Annual Rates
					of Stock Price Appreciation
	Individual Grants				for Option Term
		Percent of
	Number of	Total
	Securities	Options
	Underlying	Granted to	Exercise
	Options	Employees	or Base
	Granted	in	Price	Expiration
Name	(#)(a)	2004	($/Sh)	Date	5% ($)	10% ($)
Robert C. Pohlad	122,000	8.3%	$18.92	2/16/2014	1,451,640	3,678,740
Kenneth E. Keiser	86,400	5.9%	$18.92	2/16/2014	1,028,047	2,605,272
G. Michael Durkin, Jr.	72,000	4.9%	$18.92	2/16/2014	856,705	2,171,060
James W. Nolan	34,600	2.4%	$18.92	2/16/2014	411,695	1,043,315
Larry D. Young	22,500	1.5%	$18.92	2/16/2014	267,720	678,456
Potential Gain for All Shareholders at Assumed Appreciation Rates					1,649,063,974	4,179,051,885

(a)           All options were granted at a price equal to 100% of the fair market value of our common stock at the date of each grant and vest in three equal annual installments commencing on the first anniversary of the date of grant.

Aggregated Option Exercises and Fiscal Year-End Option Values

The following table shows the number of shares acquired and value realized on option exercises by executive officers named in the summary compensation table during 2004. It also shows the number and value (stock price less exercise price) of unexercised stock options for such persons as of the end of fiscal year 2004.

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options Held at January 1, 2005 (#)	Value of Unexercised In-The-Money Options at January 1, 2005 ($)(a)
Name	Exercise (#)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable
Robert C. Pohlad	0	0	167,324 / 258,068	1,463,834 / 1,499,551
Kenneth E. Keiser	61,050	250,663	234,660 / 158,667	1,875,797 / 849,606
G. Michael Durkin, Jr.	0	0	241,185 / 141,600	1,584,637 / 793,368
James W. Nolan.	0	0	25,299 / 59,201	221,897 / 301,532
Larry D. Young	173,332	1,491,336	291,291 / 66,433	932,519 / 52,200

(a)           Based on the closing price of our common stock of $21.24 on the last trading day of fiscal year 2004, as reported for New York Stock Exchange Composite Transactions.

Pension Plans

We maintain qualified, defined benefit pension plans and non-qualified retirement plans paying benefits in optional forms elected by our employees based upon percentage multipliers which are applied to covered compensation and credited service. The benefit formula provides a normal retirement benefit of 1% of covered compensation for each year of credited service (excluding 1989-1991), up to a maximum of 20 years. Special minimum benefits based on credited service accrued through December 31, 1988 and covered compensation at retirement are also included.

The following table reflects annual future pension benefits, payable as life annuities upon retirement, in terms of a range of amounts determined under the benefit formula mentioned above, at representative periods of credited service. The benefits listed below do not reflect deductions for Social Security or other offset amounts. However, benefits payable under non-qualified retirement plans are subject to deduction for Social Security upon receipt.

	Years of Service(b)
Covered Compensation (a)	5	10	15	20 or more
$ 400,000	$20,000	$40,000	$60,000	$80,000
600,000	30,000	60,000	90,000	120,000
800,000	40,000	80,000	120,000	160,000
1,000,000	50,000	100,000	150,000	200,000
1,200,000	60,000	120,000	180,000	240,000

(a)           Covered compensation includes salary and bonus, as shown in the summary compensation table, averaged over the five consecutive years in which such compensation is the highest.

(b)          We amended our pension plans to freeze pension benefit accruals for substantially all salaried and non-union employees effective December 31, 2001. As of January 1, 2005, the executive officers named in the summary compensation table had the following years of credited service:  Mr. Pohlad, 0 years; Mr. Keiser, 0 years; Mr. Durkin, 2 years; Mr. Nolan, 0 years; and Mr. Young, 16 years.

Employment Contracts, Termination of Employment and Change-in-Control

In February 2005, we entered into a separation agreement with James W. Nolan. Pursuant to such agreement, Mr. Nolan resigned from his officer position at our company effective February 18, 2005, and resigned as an employee of our company effective March 4, 2005. He agreed, for a period of 18 months, not to cause any entity with which he is employed, or its affiliated entities, to divert, solicit, hire or employ any of our executive officers or certain of our other employees. He agreed, for a period of one year, not to engage in or be interested in a U.S. business that generates more than 20% of its annual revenue from any combination of the manufacture, sale or distribution of carbonated soft drinks. Further, he agreed to hold in confidence any trade secret belonging to or relating to our company. He received his salary through March 4, 2005, and his full bonus ($355,459) under our Annual Incentive Compensation Plan for service to the company during 2004. The stock options scheduled to vest in February 2005 vested and he was given the right to exercise those vested stock options at any time prior to March 4, 2005. The restrictions scheduled to lapse on his restricted stock awards in February 2005 lapsed, thereby entitling him to unrestricted ownership of such shares. The agreement further provided for a general release of claims by Mr. Nolan and other terms and conditions customary for agreements of this nature.

In February 2005, we entered into a severance agreement with Larry D. Young. Pursuant to such agreement, Mr. Young resigned from our company effective March 4, 2005. He ceased serving as an executive officer of our company at the commencement of fiscal year 2005. Pursuant to such agreement, he will receive (1) salary continuance for 45 weeks, (2) company payment for continued health and insurance benefits for 45 weeks, (3) a lump sum tenure payment equal to 23 weeks of salary, (4) his bonus due for 2004 under our Annual Incentive Plan ($400,554), (5) the ability to exercise and purchase shares underlying his vested stock options for 90 days, (6) financial planning services through December 31, 2005, (7) executive outplacement services through March 4, 2006, and (8) unrestricted ownership of 5,000 shares subject to a restricted stock award that otherwise would not have vested until February 2006. The agreement further provided for a general release of claims by Mr. Young and other terms and conditions customary for agreements of this nature.

For more information regarding our approach to employment agreements and our severance policy, please review “Report of Management Resources and Compensation Committee on Executive Compensation—Employment Agreements and Severance Plans.”

REPORT OF MANAGEMENT RESOURCES AND COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The Management Resources and Compensation Committee of our Board consists of four non-employee directors. Our general responsibilities are described under the caption “Our Board of Directors and Committees.”

Introduction

Several of our compensation programs and executive compensation plans have been in effect for many years. As the Management Resources and Compensation Committee, we authorize and evaluate programs and, where appropriate, establish relevant performance criteria. In 1992, we established formal guidelines aligning executive compensation targets with expected performance results. However, while we believe that formula-driven plans can contribute to the profitable growth of PepsiAmericas and consistent improvement in returns to shareholders, it is also appropriate to exercise judgment with respect to an individual executive’s compensation to encourage and reward performance.

Actual and potential awards under PepsiAmericas’ programs and plans, as well as performance criteria, vary in proportion to each executive officer’s accountability with respect to policymaking and execution. Our salary policies and executive compensation plans are expressly constituted to encourage and reinforce individual and collective performance, leading to increased shareholder value. Our programs also seek to align short and long-term executive compensation opportunities with the interests of shareholders. The short-term incentive plan focuses on continuous improvement in annual financial performance. The long-term program is designed to reward above average returns to shareholders through stock appreciation and dividend growth.

With the assistance of executive compensation consultants, we periodically assess the consistency of PepsiAmericas’ executive compensation programs with our guidelines, PepsiAmericas’ business strategy and general market practices. In the process of reviewing each component separately, and in the aggregate, the company’s human resources department also prepares a compilation of the “internal pay equity” within each salary band. We review all components of compensation, both individually and in the aggregate. Based on this review, we find the total compensation of the Chief Executive Officer and the other executive officers named in the summary compensation table to be reasonable and not excessive.

In late 2001, we worked with executive compensation consultants to establish a new compensation philosophy and long-term incentive programs, which we began using in 2002. The compensation philosophy and long-term incentive programs are reviewed at a minimum every three years. Following the 2004 review, certain changes were made to the long-term incentive program as noted below. The following is a description of these programs.

Salaries

We determine base salaries and salary bands for all salaried employees of PepsiAmericas, including the executive officers named in the summary compensation table, based on the results of periodic market surveys. We do not base actual salary bands exclusively on a formula and companies are not grouped to assess comparability according to narrowly defined criteria. We derive salary bands from the skills and responsibilities required by a position, the averages of salary levels of hundreds of comparable positions and comparable companies, and from information in numerous databases generated by outside consultants. Numerous criteria such as financial performance, revenues and position responsibilities affect comparability. In determining the salaries for salaried and executive positions at PepsiAmericas, we analyze many databases and combinations of databases containing information on similar companies and target our overall base salary level at the 50th percentile.

At our last meeting of the year, the comparative market data for our executive officers is presented, reviewed and analyzed in the context of all components of total compensation. We then have additional time before the first meeting of the year to ask for additional information and to raise and discuss further questions. During the first meeting of the year, we evaluate the annual performance of each executive officer and we base salary adjustments on various factors including personal performance, current position in the relevant salary band and comparable company data. Accordingly, we do not have a general policy to set salaries of executive officers at any specific level within the salary band for their particular position. We approve salary actions for approximately 13 key corporate and operating company officers. In the case of Mr. Pohlad, our Committee sets his salary after following the guidelines set forth in the preceding paragraph.

Annual Incentive Compensation Plan

The executive officers named in the summary compensation table, together with approximately 98 additional executives and managers of PepsiAmericas, participate in the Annual Incentive Compensation Plan. Target amounts payable under this plan are established annually and are proportionate to each participant’s accountability for PepsiAmericas’ business plans. The actual value of compensation these executives earn under this plan is based primarily on a formula which relates the target amounts and objectives we establish to corporate and subsidiary financial results and functional performance objectives. In 2004, there were two components to the Annual Incentive Compensation Plan:  operating income (60%) and net revenue (40%). The bonus measures of Messrs. Pohlad, Keiser and Durkin, as general managers, were net income, net revenue and adjusted cash flow from operations. The other executive officers named in the summary compensation table had similar financial measures used to determine payments under the plan.

Executive Deferred Compensation Plan

PepsiAmericas sponsors a non-qualified executive deferred compensation plan (“EDCP”). The EDCP is a supplemental, deferred compensation plan that provides eligible U.S. executives with the opportunity for contributions that could not be credited to their individual accounts under the qualified 401(k) Plan because of Internal Revenue Code limitations and provides similar benefits to certain international executives. The EDCP is a defined contribution plan designed to accumulate retirement funds for executives, and includes a company matching contribution (up to 6%) and a basic 2% contribution similar to that of the qualified 401(k) Plan. Employees hired before January 1, 2004, are immediately vested in the company contributions. Employees hired after January 1, 2004, are vested in the company contributions made under the plan in 20% annual increments until the employee is 100% vested after five years. Additional company contributions made after the five-year period are immediately vested. The executive’s and the company’s contributions are invested at the executive’s discretion in a variety of mutual funds that are intended to mirror those available under the qualified 401(k) Plan. The investment return in the EDCP corresponds to a similar investment made in the qualified 401(k) Plan. The Internal Revenue Code limits contributions to individual accounts for the qualified 401(k) Plan. Where the Internal Revenue Code limits the basic 2% contribution, the excess is applied to the EDCP. The overall maximum company contribution to the qualified 401(k) Plan and the EDCP is 8% of eligible pay.

Long-Term Incentive Plan

The Long-Term Incentive Plan was designed to provide an incentive for superior performance leading to long-term increased shareholder value. Awards of restricted stock and stock options are made annually to PepsiAmericas’ executives, including those named in the summary compensation table, under PepsiAmericas’ 2000 Stock Incentive Plan. We based the value of compensation available through this plan on target amounts (expressed as a percentage of base salary) by salary band. Values range from 50% to 185% of the midpoint in each salary band.

Awards under the Long-Term Incentive Plan consist of non-qualified stock options and restricted stock. The range of the awards available under this plan is determined by salary band, while an individual’s performance in the prior year determines the actual award he or she receives. The stock options vest as to 1/3 of the award on each of the first three anniversaries of the award, and the restricted stock vests in its entirety on the third anniversary of the award.

The Long-Term Incentive Plan design has been updated for awards issued beginning in 2005. The awards now consist of restricted stock which vests in its entirety on the third anniversary of the award. Certain employees working in Central Europe receive restricted share units instead of restricted shares due to local tax considerations.

Similar to the current program, the ranges of awards available under this plan are determined by salary band and/or position, while an individual’s performance in the prior year determines the actual award he or she receives. The total pool of restricted shares available to participants of this plan will be adjusted annually based on the company’s performance against a predetermined measure of adjusted return on invested capital. For awards issued in 2005, the total pool is set at 100% of target.

Coincident with the new Long-Term Incentive Plan design, we have established stock ownership requirements, as a multiple of the executive’s base salary as shown below:

Position	Multiple
Chief Executive Officer	6x
Chief Operating Officer and Chief Financial Officer	3x
Executive Vice Presidents	2.5x
Senior Vice Presidents	2x

Each executive has four to five years to attain the stock ownership requirement. The number of shares of PepsiAmericas stock that must be held is determined by multiplying the executive’s annual base salary rate at the end of each calendar year by the applicable multiple shown above, and dividing the result by the 200-day average closing stock price at the end of each year. The executive may count shares held in trust and retirement accounts but may not include stock options toward the attainment of the stock ownership guideline. Under the net share retention policy, the executive is required to retain 50% of the shares received from equity grants after paying taxes and exercise costs until the ownership guideline is met.

Employment Agreements and Severance Plans

PepsiAmericas employees, including the executive officers named in the summary compensation table, are employed at will by the company and do not have employment agreements.

In 2002, we adopted a severance policy that provides a standard separation payment and healthcare benefits continuation to departing employees, including the executive officers named in the summary compensation table, whose positions are eliminated. The separation payments are determined by employment category, salary band and age, with employees over the age of 50 receiving a larger payment than employees under the age of 50. In addition to the separation payment, the employee is also eligible for a lump sum tenure payment of one week per year of company service, up to a maximum of 26 weeks. Employees, including the executive officers named in the summary compensation table, whose employment is terminated under special circumstances are eligible for ½ of the standard severance, with no lump sum service payment. The payments available under the severance policy range from a minimum of four weeks to a maximum of 71 weeks. Examples of payments that would be made under this policy are shown below:

Level	Salary	Age	Service	Severance Type	Standard Severance	Age Payment	Tenure Lump Sum	Total
Vice President	$150,000	51	20	Position Elimination	$100,962	$28,846	$60,577	$190,385
Vice President	$150,000	51	20	Special Circumstances	$50,481	$14,423	$0	$64,904

Limits on the Deductibility of Executive Compensation for Tax Purposes

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to or accrued by us for the five most highly compensated employees, unless certain forms of compensation meet certain performance or other criteria mandated by law.

The compensation received by the executive officers named in the summary compensation table may not be fully deductible for tax purposes. While we generally structure our compensation programs with a view to satisfying these rules, we might under certain circumstances conclude that our corporate interests are better served by programs or plans that do not satisfy these criteria. The above-referenced update of our Long-Term Incentive Plan is intended to comply with Section 162(m) beginning in 2006. We have not made any other determination with respect to our total compensation program as it may be affected by changes in these tax laws for future years.

Compensation Committee Interlocks and Insider Participation

The name of each person who serves as a member of our Committee is set forth below. There are no compensation committee interlocks.

Richard G. Cline, Chairman
Herbert M. Baum
Archie R. Dykes
James R. Kackley

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board consists of four members who are neither officers nor employees of our company, and who meet the independence requirements of the New York Stock Exchange. Information as to these persons, as well as their duties, is provided under the caption “Our Board of Directors and Committees.”  The Committee met five times during 2004, and reviewed a wide range of issues, including the objectivity of the financial reporting process and the adequacy of internal controls. The Committee selected KPMG LLP (“KPMG”) as our independent registered public accountants, and considered factors relating to their independence. In addition, the Committee received reports and reviewed matters regarding ethical considerations and business conduct, and monitored compliance with laws and regulations. The Committee also met with our management and internal auditors and reviewed the current audit activities, plans and results of selected internal audits. The Committee also met privately with the internal auditors and with representatives of KPMG to encourage confidential discussions as to any accounting or auditing matters.

The Audit Committee has reviewed and discussed with management and representatives of KPMG the audited financial statements contained in our Annual Report on Form 10-K for the year ended January 1, 2005. The Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380), and has received the written disclosure and letter from KPMG required by Independence Standards Board Standard No. 1 (“Independence Discussions with Audit Committees”) delineating all relationships they have with us and has discussed with them their independence. Based on the review and discussions referred to above, the members of the Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended January 1, 2005, for filing with the Securities and Exchange Commission. The Committee also determined that KPMG’s fees and services are consistent with the maintenance of their independence as our independent registered public accountants.

The Audit Committee revised its charter in February 2005. It is attached to this proxy statement as Appendix A.

Jarobin Gilbert, Jr., Chairman
Herbert M. Baum
Pierre S. du Pont
James R. Kackley

SHAREHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a graph that compares the cumulative total shareholder return on our common stock (PAS) to the Standard & Poor’s MidCap 400 Index (MidCap 400) and to a Peer Group consisting of two companies that are U.S.-based bottlers, The Pepsi Bottling Group, Inc. (PBG) and Coca-Cola Enterprises, Inc. (CCE). The comparison covers the period from the last trading day of fiscal year 1999 through the last trading day of fiscal year 2004. Shareholder return assumes reinvestment of all dividends.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stock Ownership and Director Relationships

At March 4, 2005, PepsiCo beneficially owned approximately 41.1% of our outstanding common stock. Matthew M. McKenna, one of our directors, is Senior Vice President, Finance, of PepsiCo. Cynthia Swanson, another of our directors, is Vice President, Global Mergers & Acquisitions, of PepsiCo. In addition, Dakota Holdings, LLC, of which Robert C. Pohlad, our Chairman and Chief Executive Officer, is an affiliate, beneficially owned approximately 8.6% of our outstanding common stock at March 4, 2005. See “Proposal 1: Election of Directors” and “Our Largest Shareholders.”

Agreements and Transactions with PepsiCo

PepsiCo is considered a related party due to the nature of our franchise relationship and PepsiCo’s ownership interest in us. Approximately 92% of our total volume is derived from the sale of Pepsi-Cola products. We have entered into transactions and agreements with PepsiCo from time to time, and we expect to enter into additional transactions and agreements with PepsiCo in the future. Material agreements and transactions between our company and PepsiCo are described below.

Bottling Agreements and Purchases of Concentrates and Finished Product.   We purchase concentrates from PepsiCo and manufacture, package, distribute and sell carbonated and non-carbonated beverages under various bottling agreements with PepsiCo. These agreements give us the right to manufacture, package, sell and distribute beverage products of PepsiCo in both bottles and cans and fountain syrup in specified territories. These agreements include a Master Bottling Agreement and a Master Fountain Syrup Agreement for beverages bearing the “Pepsi-Cola” and “Pepsi” trademarks in the United States. We also have entered into bottling and distribution agreements for non-cola products in the United States, and international bottling agreements for countries outside the United States. These agreements provide PepsiCo with the ability to set prices of concentrates, as well as the terms of payment and other terms and conditions under which we purchase such concentrates. Concentrate purchases from PepsiCo totaled $687.9 million for fiscal year 2004. In addition, we bottle water under the “Aquafina” trademark pursuant to an agreement with PepsiCo that provides for payment of a royalty fee to PepsiCo, which totaled $29.6 million for fiscal year 2004. We also purchase finished beverage products from PepsiCo and certain of its affiliates, including tea, concentrate and finished beverage products from a Pepsi/Lipton partnership, as well as finished beverage products from a PepsiCo/Starbucks partnership. Such purchases totaled $100.5 million for fiscal year 2004.

Bottler Incentives and Other Support Arrangements.   We share a business objective with PepsiCo of increasing availability and consumption of Pepsi-Cola beverages. Accordingly, PepsiCo provides us with various forms of bottler incentives to promote their brands. The level of this support is negotiated regularly and can be increased or decreased at the discretion of PepsiCo. The bottler incentives cover a variety of initiatives, including direct marketplace, shared media and advertising support, to support volume and market share growth. Worldwide bottler incentives from PepsiCo totaled approximately $156.5 million for fiscal year 2004. There are no conditions or requirements that could result in the repayment of any support payments received by us. Based on information received from PepsiCo, PepsiCo provided indirect marketing support to our marketplace, which consisted primarily of media expenses paid by PepsiCo on our behalf to a third party.

Manufacturing and National Account Services.   We provide manufacturing services to PepsiCo in connection with the production of certain finished beverage products, and also provide certain manufacturing, delivery and equipment maintenance services to PepsiCo’s national account customers. The net amount paid or payable by PepsiCo to us for these services was $18.0 million for fiscal year 2004.

Transactions with Bottlers in which PepsiCo Holds an Equity Interest.   We sell finished beverage products to other bottlers, including The Pepsi Bottling Group, Inc., a bottler in which PepsiCo owns an equity interest. These sales occur in instances where the proximity of our production facilities to the other bottlers’ markets or lack of manufacturing capability, as well as other economic considerations, make it more efficient or desirable for the other bottlers to buy finished product from us. Our sales to other bottlers, including those in which PepsiCo owns an equity interest, were approximately $84.8 million for fiscal year 2004. Our purchases from such other bottlers for fiscal year 2004 were not material.

Other Transactions.   PepsiCo provides procurement services to us pursuant to a shared services agreement. Under such agreement, PepsiCo acts as our agent and negotiates with various suppliers the cost of certain raw materials by entering into raw material contracts on our behalf. The raw material contracts obligate us to purchase certain minimum volumes. PepsiCo also collects and remits to us certain rebates from the various suppliers related to our procurement volume. In addition, PepsiCo executes certain derivative contracts on our behalf, and in accordance with our hedging strategies. In fiscal year 2004, we paid $3.5 million to PepsiCo for such services. We began distribution of snack food products pursuant to a joint venture agreement with Frito-Lay, Inc., a subsidiary of PepsiCo, in Trinidad and Tobago in 2003, the Czech Republic in 2004, and Hungary in January 2005. The net amount payable to PepsiCo and its affiliates for snack food products was $0.1 million in fiscal year 2004. At the end of fiscal year 2004, the net amount due to PepsiCo related to the above transactions amounted to $1.8 million.

Agreements and Transactions with Pohlad Companies

In February 2002, we entered into an Aircraft Joint Ownership Agreement with Pohlad Companies. Pursuant to the Aircraft Joint Ownership Agreement we purchased a one-eighth interest in a Lear Jet aircraft owned by Pohlad Companies. As noted above, Mr. Pohlad, our Chairman and Chief Executive Officer, is the President and the owner of one-third of the capital stock of Pohlad Companies. As a co-owner of the aircraft, we are obligated to pay a monthly charge of $7,000 and an hourly operating charge of $1,000. During the last fiscal year, we paid $0.1 million to International Jet, a subsidiary of Pohlad Companies, for office and hangar rent, management fees and maintenance in connection with the storage and operation of this corporate jet. Pohlad Companies may be deemed to have beneficial ownership of the securities beneficially owned by Dakota Holdings, LLC, and Mr. Pohlad may be deemed to have beneficial ownership of the securities beneficially owned by Dakota Holdings, LLC and Pohlad Companies. See “Our Largest Shareholders.”

PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTANTS

The Audit Committee has selected the firm of KPMG LLP (“KPMG”) as independent registered public accountants to audit our financial statements for fiscal year 2005. A proposal to ratify that appointment will be presented to shareholders at the meeting. If shareholders do not ratify such appointment, the Committee will select another firm of independent registered public accountants.

Representatives of KPMG are expected to be present at the meeting and they will have the opportunity to make a statement if they desire to do so. In addition, they are expected to be available to respond to appropriate questions.

Principal Accountant Fees and Services

KPMG was our independent auditor for the two most recently completed fiscal years. Aggregate fees for professional services rendered for our company by KPMG for the fiscal years ended January 1, 2005 and January 3, 2004 were as follows:

	Fiscal Year Ended January 1, 2005	Fiscal Year Ended January 3, 2004
Audit Fees	$2,689,500	$1,551,100
Audit-Related Fees	0	0
Tax Fees	8,000	73,000
All Other Fees	0	45,000
Total	$2,697,500	$1,669,100

Audit fees were for professional services rendered for the audits of the consolidated financial statements, the issuance of comfort letters, consents, reviews of income tax provisions, audits of statutory financial statements and the review of documents we filed with the Securities and Exchange Commission. In addition, audit fees for fiscal year 2004 included $1,306,500 of fees related to the audit of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Tax fees were related to sales taxes and transfer pricing projects. All other fees were related to agreed-upon procedures associated with the earn-out provision of the PepsiAmericas merger. The percentage of hours spent by KPMG on these services that were attributable to work performed by persons not employed by KPMG on a full-time permanent basis did not exceed 50 percent.

The Audit Committee of the Board has determined that the provision of services covered by the foregoing fees is compatible with maintaining the principal accountant’s independence. See “Report of Audit Committee.”

Pre-Approval Policies and Procedures of Audit Committee

The Audit Committee is committed to ensuring the independence of our company’s auditor and directs significant attention toward the appropriateness of the auditor to perform services other than the audit. The Committee has adopted pre-approval policies and procedures in this regard.

As a matter of policy, the auditor will only be engaged for non-audit-related work if those services enhance and support the attest function of the audit or are an extension to the audit or audit-related services. Annually, the lead audit partner will review with the Committee the services the auditor expects to provide in the coming year, and the related fees. In addition, management will provide the Committee with a quarterly status for the Committee’s approval of any non-audit services that the auditor has been asked to provide or may be asked to provide in the next quarter.

The projects and categories of service are as follows:

Audit—These services include the work necessary for the auditor to render an opinion on our consolidated financial statements. Audit services also include audit or attest services required by statute or regulation, such as comfort letters, consents, reviews of Securities and Exchange Commission filings, statutory audits in non-U.S. locations and attestation reports on internal control over financial reporting required under the Sarbanes-Oxley Act.

Audit-Related Services—These services consist primarily of audits of benefit plans, due diligence assistance, accounting consultation on proposed transactions and internal control reviews.

Other Services—Other services consist of tax compliance and planning issues. The Committee believes that these services are not an integral part of the examination of our company’s financial statements, and that these services may raise a real or perceived question as to the auditor’s independence. Accordingly, a very strong rationale must be presented to support the selection of the auditor for such services, and alternative service providers should also be considered.

The Chief Financial Officer is responsible for the implementation of the Committee’s pre-approval policies and procedures. The Chief Financial Officer has authority to engage KPMG for audit-related services on projects costing less than $50,000, upon prior review and approval of the Committee’s Chairman. The Chief Financial Officer is also responsible for ensuring that any request for audit-related services greater than $50,000, or any non-audit services, is submitted for authorization by the Committee.

The Committee pre-approved all of the services we received from KPMG during fiscal year 2004.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE FOR PROPOSAL 2.

PROPOSAL 3:  SHAREHOLDER PROPOSAL

The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, N.W., Washington D.C. 20001, an entity that owns 125 shares of PepsiAmericas common stock, has notified PepsiAmericas that it intends to sponsor the following proposal at this year’s meeting:

Resolution

“RESOLVED:   The shareholders of PepsiAmericas, Inc., (“PepsiAmericas” or “Company”) urge the Board of Directors (the “Board”) to amend the by-laws to require that an independent director who has not served as the chief executive of the Company serve as Board Chair. Implementation will be deferred until the 2006 Annual Meeting of Shareholders.”

Supporting Statement

“It is the responsibility of the Board of Directors to protect shareholders’ interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. The Board exists to ensure that management acts in the best long-term interests of the shareholders.

“Currently at our Company, Mr. Robert Pohlad holds the positions of both Chairman of the Board and CEO. We believe that one person cannot adequately represent the interests of shareholders and provide the necessary leadership and objectivity as Chairman when he holds both positions. Further, an appearance of a conflicted Board Chair can damage the credibility of the Company’s market worth. We believe a clear delineation between the roles of Chair and CEO promotes greater accountability to PepsiAmericas’s shareholders.

“We believe that separating the positions of Chair and CEO will enhance independent Board leadership at PepsiAmericas. Other institutional investors and corporate governance experts agree:

•       The National Association of Corporate Directors recommends that Boards designate an independent director as Chair or lead director to evaluate CEO and Board Chair functions.

•       CalPERS’ Corporate Governance Guidelines state, “The independence of a majority of the Board is not enough. The leadership of the board must embrace independence, and must ultimately change the way in which directors interact with management.”

•       The Ethical Funds and Domini Social Investments Proxy Voting Guidelines call for a strong independent director as Board Chair to represent the interests of shareholders.

•       The Conference Board Commission on Public Trust and Private Enterprise has found that, “. . . separating the positions of Chairman and CEO is fully consistent with the objectives of the [Sarbanes-Oxley] Act, the proposed New York Stock Exchange listing requirements, and the proposed NASDAQ requirements, and that separating the roles of Chairman and CEO enhances implementation of the Act and stock exchange reforms.”(1)

“We believe the recent wave of corporate scandals demonstrate that no matter how many independent directors there are on the Board, that Board is less able to provide independent oversight of the officers if the Chairman of that Board is also the CEO of the company.

“We urge shareholders to vote FOR this proposal.”

(1)          The Conference Board Commission on Public Trust and Private Enterprise, Findings and Recommendation, Jan. 9, 2003.

Response from PepsiAmericas

Our Board has been, and continues to be, committed to best practices in corporate governance, including independent leadership. In this regard, our Board has appointed an independent Lead Director with broad leadership authority and responsibilities. Our Board also has adopted Corporate Governance Guidelines that ensure independent Board leadership whether or not the Chairman and CEO roles are separated. By taking these steps, we believe that we have secured any advantages that would flow from the separation of the Chairman and CEO roles, while preserving the ability of our Board to provide the company with the most effective leadership at any given time. The Board believes that, under current circumstances, a structure that includes a Chairman also serving as CEO, who serves as a bridge between management and the Board, and a strong independent Lead Director, who has clearly articulated responsibilities, is in the best interests of the company.

We further believe that the authorities upon which the proponent relies actually support our independent Lead Director structure. In its supporting statement, the proponent suggests that the National Association of Corporate Directors Blue Ribbon Commission on Director Professionalism (the “NACD Commission”) and CalPERS favor the separation of the Chairman and CEO positions. However, the requirements for Board independence of both the NACD Commission and CalPERS are satisfied by either the separation of Chairman and CEO positions or by the appointment of an independent Lead Director. Therefore, notwithstanding the proponent’s statements, we satisfy the Board independence requirements of both the NACD Commission and CalPERS.

Our current leadership structure also achieves the goals articulated by the other authorities upon which the proponent relies. Ethical Funds and Domini Social Investments Proxy Voting Guidelines advocate that the position of chair should be held by an independent director “to ensure that the board represents the interests of the shareholders and is able to effectively monitor and evaluate the CEO and other top officers.” Our Lead Director performs such functions. Finally, the Conference Board Commission on Public Trust and Private Enterprise (the “Conference Board”) acknowledges that “no single board structure has yet been demonstrated to be superior in providing the oversight that leads to corporate success.” Instead, the Conference Board notes three principal approaches to achieving strong, independent Board leadership, one of which is to establish the position of “presiding director.” The Conference Board explains that this individual, who effectively functions as the lead director, would also take on various functions previously reserved to the chair. Our Lead Director performs such functions. The Lead Director job description approved by our Board of Directors in July 2003, which appears as Appendix B to this proxy statement, illustrates these points.

Institutional Shareholder Services, in its Preliminary 2004 Post Season Report, states its belief that “an independent board member—either a chairman or lead director—should set the agenda, ensure the flow of information to the board, and provide a proper counterweight to the chief executive.” Based upon the responsibilities of our Lead Director, we believe he fills such role.

We believe that our corporate structure best represents the interests of shareholders, that strong, independent leadership and objectivity are preserved, and that the potential for conflicts of interest that could damage our company’s credibility has been addressed. Having already secured these advantages, we believe that the interests of the company and its shareholders are best served by preserving the Board’s ability to continue determining on a case by case basis whether the roles of chair and CEO should be served by a single person or separated. This proposal would impose an unnecessary restriction that is not in the best interest of the company or its shareholders.

Our Board of Directors unanimously recommends that the shareholders vote AGAINST the adoption of this proposal.

Vote Required

The affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to approve the proposal. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on the proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether the proposal has been approved. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 3.

PROPOSAL 4:  SHAREHOLDER PROPOSAL

Domini Social Investments LLC, 536 Broadway, 7th Floor, New York, New York 10012, the manager of funds holding 39,000 shares of PepsiAmericas common stock, has notified PepsiAmericas that it intends to submit the following proposal at this year’s meeting:

“WHEREAS:

The majority of Pepsi’s beverage containers in the U.S. are needlessly thrown in landfills, incinerated or littered and are therefore diverted from the national supply of recycled plastic and aluminum;

PepsiAmericas and PepsiCo have established a goal to incorporate 10 percent recycled content resin into its plastic Pepsi-Cola bottles in the U.S. by 2005. However, neither PepsiCo nor PepsiAmericas has a publicly stated, quantitative goal to increase beverage container recovery rates;

We believe that both increased use of recycled content and increased recovery of containers are essential to an effective recycling strategy;

The U.S. recycling rate for beverage containers has declined significantly in recent years. The American Plastics Council reports that the recovery rate for plastic soft drink bottles declined from 46.1% in 1995 to 31.1% in 2002, the most recent for which statistics are available. Statistics provided by both the non-profit Container Recycling Institute and the Aluminum Association (AA), an industry trade group, indicate that the percentage of aluminum cans recycled in the U.S. fell steadily between 1992 and 2003. According to AA, the rate dropped to 50% in 2003, from a 1992 rate of 67.9% (see Waste Age, “Recycling Rates Dip” by Steve Ursery, July 1, 2004).

Significant recovery rates are possible. Recycling rates of 70% and higher are being achieved in the 10 U.S. states with container deposit legislation or “bottle bills.” These ten states recover three times as many beverage bottles and cans as states without deposits. In countries like Norway and Sweden, moreover, companies have achieved beverage container recovery rates of more than 80%.

Nevertheless, members of the American Beverage Association actively oppose container deposit systems without putting forth a solution capable of achieving comparable recovery rates;

We believe that a growing number of consumers are concerned about environmental issues, and that positive environmental stewardship may enhance PepsiAmericas’ reputation;

THEREFORE BE IT RESOLVED that shareowners of PepsiAmericas request that the board of directors prepare a report (prepared at reasonable expense and omitting proprietary information) on its efforts to adopt a recycling strategy that includes a publicly stated, quantitative goal for a beverage container recovery rate in the U.S. The report should be provided to shareholders by September 1, 2005.

SUPPORTING STATEMENT:   We believe the report should detail the means and feasibility of achieving, as soon as practicable, a container recovery goal, and should:

•       include a cost-benefit analysis of the different container recovery options available, such as curbside recycling, drop-off programs, container deposit systems, and voluntary company and industry programs;

•       explain what PepsiAmericas believes is an acceptable recycling rate goal for beverage containers, and how PepsiAmericas will help achieve that goal;

•       explain PepsiAmerica’s position on beverage container deposit systems; and

•       explain PepsiAmerica’s efforts to work with industry peers to establish container recovery goals in common.”

Response from PepsiAmericas

PepsiAmericas has a longstanding commitment to the environment. We are proud that over the years our efforts have helped to make soft drink containers the most recycled consumer packaging in the United States. As a consumer products company, we recognize that the packaging generated by our products poses an environmental challenge. Packaging is important to public health and safety and is a critical component of the distribution system that delivers products to consumers and commercial establishments. To meet these needs and safeguard the environment as an environmentally responsible corporate citizen, we follow the Environmental Protection Agency’s (EPA) approach of Reduce, Reuse and Recycle.

Reduce

We believe that environmental awareness starts with the design of consumer packaging to minimize its impact on the environment. Over time the amount of material used to make our bottles and cans has been reduced significantly. As set forth in PepsiCo’s Environmental Commitment report, which is available in its entirety on PepsiCo’s website at http://www.pepsico.com/citizenship/enviroco.pdf, this “light-weighting” has:

•       Reduced the use of plastic in 2-liter bottles by 28%.

•       Reduced the use of plastic in 20-ounce bottles by 13%.

•       Reduced the use of aluminum in cans by 37%.

•       Reduced the use of glass by 25%.

We reduce container weight annually through a variety of weight reduction initiatives. In particular, our efforts over the last two years resulted in achievement of a gram weight reduction in our 20-ounce bottles, conversion of our Puerto Rico plant to can ends that further reduce aluminum consumption, and achievement of a gram weight reduction in our ½-liter Aquafina bottles. We are currently pursuing further reductions in our use of materials for packaging.

Reuse

We use previously used materials to make our containers, thus saving millions of pounds of material. We have achieved the following outcomes with respect to the products we manufacture:

•       Aluminum cans contain over 50% previously used aluminum cans.

•       Glass bottles contain 25% to 35% previously used glass.

•       Plastic bottles will contain 10% recycled plastic this year.

As a matter of policy, we continue to expand our use, within the bounds of technical and economic feasibility, of recycled materials to produce our food-grade packaging.

Recycle

All of our containers are designed for easy recycling and more than half are recycled, making soft drink containers the most recycled packaging in the United States. We support comprehensive systems of efficient waste management as defined by the EPA. We support initiatives that encourage source separation using curbside recycling, which we view as the most effective and convenient waste management tool. And at colleges, stadiums and other venues that offer opportunities for collecting beverage containers, we have begun to work with our customers on collection and recycling programs.

We believe in a shared responsibility approach to improving the environment and increasing recycling. Container recovery rates are impacted by numerous external factors including consumer behavior, local infrastructure, and government policy. Although we do not believe it is appropriate to mandate a particular recovery rate on manufacturers, we will continue to work with the communities we serve, along with suppliers and trade associations, to assure that we achieve significant consumer package recycling and identify ways to raise recovery rates economically. We feel that our current approach to the environment and recycling is consistent with our core operating principles.

We are committed to being part of the solution to increase beverage container recycling and will continue to take a strong leadership position in this regard. However, due to the foregoing factors, we do not believe that it is appropriate for our company to set a specific goal for the beverage container recovery rate. We believe this proposal, however well intentioned, is not in the best interest of our business.

The Board of Directors recommends that shareholders vote AGAINST this resolution.

Vote Required

The affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required to approve the proposal. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on the proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether the proposal has been approved. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 4.

PEPSIAMERICAS’ FORM 10-K

We will send a copy of our Annual Report on Form 10-K for the fiscal year ended January 1, 2005, or any exhibit thereto, as filed with the Securities and Exchange Commission, to any shareholder without charge, upon written request to PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Investor Relations.

DELIVERY OF PROXY STATEMENT AND ANNUAL REPORT
TO SHAREHOLDERS SHARING AN ADDRESS

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our proxy statement and annual report to shareholders, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces our printing costs and postage fees.

Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the proxy statement and/or annual report to shareholders, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Investor Relations by phone (612) 661-3883 or by mail to PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Investor Relations.

If you participate in householding and wish to receive a separate copy of this proxy statement or the annual report to shareholders delivered with this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact Investor Relations as indicated above.

Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

SHAREHOLDER PROPOSALS FOR
2006 ANNUAL MEETING

If you wish to have a proposal considered for inclusion in our 2006 proxy statement, we must receive your proposal on or before November 18, 2005. Proposals should be mailed to PepsiAmericas, Inc., 4000 Dain Rauscher Plaza, 60 South Sixth Street, Minneapolis, Minnesota 55402, Attention: Corporate Secretary.

Our bylaws provide that in order for a shareholder to nominate a candidate for election as a director at an annual meeting of shareholders or propose business for consideration at such meeting, the shareholder must generally notify us in writing at our principal executive office not later than the close of business on the 60th day nor earlier than the 90th day prior to the meeting. The 2006 Annual Meeting of Shareholders is currently expected to be held on April 27, 2006. Accordingly, a shareholder nomination or proposal intended to be considered at the 2006 Annual Meeting of Shareholders must be received by the Corporate Secretary between January 27, 2006 and February 26, 2006. A copy of our bylaws may be obtained from the Corporate Secretary, by written request to the above-listed address.

OTHER MATTERS

The Board of Directors does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement. Under our bylaws, generally no business besides the proposals in this proxy statement may be transacted at the meeting. However, if any other matter properly comes before the meeting, your proxies will act on such matter in their discretion.

By Order of the Board of Directors

Brian D. Wenger
Corporate Secretary

APPENDIX A
PEPSIAMERICAS, INC.
CHARTER OF THE AUDIT COMMITTEE

I.   PURPOSE

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of PepsiAmericas, Inc. (the “Company”) is to assist the Board by assuming certain oversight responsibilities with respect to (a) the integrity of the Company’s financial statements, (b) the independent auditor’s qualifications and independence, (c) the performance of the Company’s internal audit function and independent auditors, and (d) the Company’s compliance with legal and regulatory requirements that may have a material impact on the Company’s financial statements.

II.   COMMITTEE MEMBERSHIP AND QUALIFICATIONS

The Committee shall consist solely of three or more members of the Board, each of whom satisfies the definition of “independent” under the listing standards of the New York Stock Exchange, Inc. (“NYSE”), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “Commission”).

The only compensation members of the Committee may receive from the Company shall be fees for services on the Board or a committee of the Board in accordance with the listing standards of the NYSE and rules and regulations of the Commission.

In addition, (a) each member of the Committee shall be financially literate, as determined by the Board in its business judgment, (b) at least one member of the Committee shall have accounting or related financial management expertise, as determined by the Board in its business judgment, and (c) at least one member of the Committee shall be an “audit committee financial expert” as defined by the Commission.

No director may serve as a member of the Committee if such director serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such director to effectively serve on the Committee and such determination is disclosed in the Company’s annual proxy statement.

Members of the Committee shall be appointed by the Board, and shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

III.   COMMITTEE STRUCTURE AND OPERATIONS

The Board shall designate one member of the Committee as its chairperson. The Committee shall meet in person or telephonically at least once every fiscal quarter, or more frequently if circumstances dictate, to discuss with management the annual audited financial statements, quarterly financial statements and other matters as appropriate. The Committee shall, at least quarterly, meet separately with a member of the executive management team, the director of the internal auditing department and the independent auditors to discuss any matters that the Committee or any of these persons or firms believes should be discussed privately. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

IV.   COMMITTEE DUTIES AND RESPONSIBILITIES

The following are the duties and responsibilities of the Committee:

1.      Engagement and Oversight of Independent Auditors

a.                  The Committee is directly responsible for appointing, setting the compensation and overseeing the work of the Company’s independent auditor for the purpose of preparing or issuing an audit report or related work.

b.                 The Committee shall have the sole authority to replace the independent auditor (subject, if applicable, to stockholder ratification), and shall pre-approve all audit engagement fees and terms and all non-audit engagements with the independent auditors. The Committee shall consult with management on these matters, but shall not delegate these responsibilities.

c.                  The Committee shall pre-approve all auditing services (including comfort letters in connection with securities underwritings and statutory audits) and non-audit services (unless non-audit services fall within the de minimus exception provided by Section 202 of Sarbanes-Oxley) performed by the independent auditors. The Committee will ensure that its approval of non-audit services is disclosed in the Company’s periodic reports.

d.                 The Committee shall resolve disagreements between management and the independent auditor regarding financial reporting.

e.                  The Committee shall review management’s report on the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s attestation report on management’s internal control report.

f.                    The Committee shall obtain and review a report from the independent auditor at least annually regarding (a) the auditor’s internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the independent auditor, or by an inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues, and (c) all relationships between the independent auditor and the Company. The Committee also shall evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and establish guidelines for the provision of non-audit services so as to assure that the provision of such services is compatible with maintaining the auditor’s independence. The Committee shall take into account the opinions of management and the director of the internal auditing department regarding the Company’s relationship with the independent auditor. The Committee shall present its conclusions to the Board regarding the relationship with the independent auditor and, if so determined by the Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.

g.                  The Committee shall ensure that the independent audit partner having primary responsibility for the Company’s audit and the independent audit partner responsible for reviewing the Company’s audit are changed every five years.

h.                 The Committee shall recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who were engaged on the Company’s account, which policies shall include, unless the independent auditor is replaced, a prohibition on the hiring from the independent auditor any individual who was employed by the independent auditor and participated in any capacity in the Company’s audit during the one-year period preceding the date of the initiation of the current audit as the Company’s chief executive officer, controller, chief financial officer, chief accounting officer or person serving in an equivalent position for the Company.

2.      Oversight of Internal Audit

a.                  The Committee shall advise the director of the Company’s internal audit department that he or she is expected to provide to the Committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department and management’s responses thereto.

b.                 The Committee shall review with the independent auditor the Company’s financial and accounting personnel, and the adequacy and effectiveness of the accounting and financial controls of the Company, and solicit recommendations from the independent auditor for the improvement of such internal accounting procedures or particular areas where new or more detailed controls or procedures are desirable.

c.                  The Committee shall review with management the Company’s process for preparation of the report on internal control over financial reporting.

d.                 The Committee shall discuss with the independent auditor the internal auditing department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

3.      Financial Statement and Disclosure Matters

a.                  The Committee shall review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

b.                 The Committee shall review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditors’ reviews of the quarterly financial statements.

c.                  The Committee shall review and discuss with management and the independent auditor whether financial reports filed with the SEC reflect all material correcting adjustments identified by the independent auditors.

d.                 The Committee shall review and discuss with management and the independent auditor the independent auditor’s report to the Audit Committee required by Section 204 of Sarbanes-Oxley regarding critical accounting policies and practices, alternative treatments discussed with management and material written communications with management.

e.                  The Committee shall review and discuss with management and the independent auditor (a) significant issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies, and (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

f.                    The Committee shall discuss with management the Company’s earnings releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies.

g.                  The Committee shall discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

h.                 The Committee shall discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies and guidelines.

i.                    The Committee shall discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit and PCAOB Auditing Standard No. 2. In particular, the Committee shall discuss:

•       The adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management.

•       The letter reporting significant deficiencies and material weaknesses, if any, provided by the independent auditor and the Company’s response to that letter.

•       Any audit problems or difficulties encountered in the course of the audit work and management’s response, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

4.      Compliance Oversight Responsibilities

a.                  If applicable, the Committee shall obtain from the independent auditor information indicating the occurrence of a possibly illegal act with a potentially material effect on the Company’s financial statements.

b.                 The Committee shall discuss with management, the independent auditor and Governance, Finance and Nominating Committee (as the qualified legal compliance committee) any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

c.                  The Committee shall discuss with the Company’s counsel and the Governance, Finance and Nominating Committee legal and regulatory requirements that may have a material impact on the financial statements.

d.                 The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting control, or auditing matters; and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

5.      Limitation of Committee’s Role

While the Committee has the duties and responsibilities set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

V.   COMMITTEE REPORTS

The Committee shall produce the following reports and provide them to the Board:

1.                 All reports required by the applicable rules and regulations of the SEC for inclusion in the Company’s annual proxy statement or otherwise.

2.                 An annual performance evaluation of the Committee’s work, including an evaluation of whether the Committee has performed its duties and met its responsibilities as required by this Charter. As part of the performance evaluation, the Committee shall also consider and recommend to the Board any improvements to the Charter deemed appropriate by the Committee.

3.                 A summary of the matters discussed, material reviewed and actions taken at each Committee meeting, which shall be presented to the Board at its next meeting.

VI.   RESOURCES AND AUTHORITY OF THE COMMITTEE

The Committee shall have the authority to obtain advice and assistance from internal or external legal, accounting or other experts, advisors and consultants to assist in carrying out its duties and responsibilities, and shall have the authority to retain and approve the fees and other retention terms for any external experts, advisors or consultants.

APPENDIX B

PEPSIAMERICAS, INC.

LEAD DIRECTOR JOB DESCRIPTION

ADOPTED JULY 24, 2003

•       Maintain an active, ongoing, positive and collaborative relationship with the Chairman and CEO and keep an open line of communications that provides for discussion, before actions are set in cement, of strategies, possible change in control or restructuring, or key executive changes before they are set in cement.

•       Schedule and preside at executive sessions of independent directors. Give the Chairman and CEO feedback on matters discussed.

•       Participate with the Chairman and CEO in preparation for board and board committee meetings.

•         Suggest possible agenda items when appropriate.

•         Review and comment on proposals and materials to be presented.

•         Serve as a sounding board on the development and presentation of significant issues, plans and strategies for board consideration.

•       Without inhibiting direct communication between the Chairman and CEO and board members, serve as a supplemental channel for communications from board members to the Chairman and CEO and from the Chairman and CEO to board members:

•         Serve as board link and advisor to the Chairman and CEO.

•         Accept suggestions from directors, especially on sensitive issues.

•         As appropriate, discuss directors’ issues, concerns and questions with the Chairman and CEO and/or include them on the agenda for executive sessions of independent directors.

•         Accept comments from the Chairman and CEO on director participation and performance.

•       Provide counsel to individual directors on the performance of their duties.

•       Facilitate the process for the board’s self-evaluation.

•       Without diminishing the role of the Chairman of the Governance, Finance and Nominating Committee, keep informed of and respond to the Chairman and CEO’s thinking about board size, director qualifications and committee make-up.

B-1

PEPSIAMERICAS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 28, 2005
10:30 a.m., local time

Four Seasons Hotel
120 East Delaware Place
Chicago, Illinois

proxy

PEPSIAMERICAS, INC.
4000 Dain Rauscher Plaza
60 South Sixth Street
Minneapolis, MN 55402

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
THE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS—APRIL 28, 2005

The undersigned hereby constitutes and appoints Robert C. Pohlad and Brian D. Wenger, and each of them, his, her or its true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of PepsiAmericas, Inc. to be held at the Four Seasons Hotel, 120 East Delaware Place, Chicago, Illinois, on April 28, 2005, at 10:30 a.m., local time, and at any adjournments thereof, on all matters coming before said meeting.

This Proxy also serves as a voting instruction card to the Trustee for shares, if any, held in the trust for the Company’s Retirement Savings Plan.

SHAREHOLDERS ARE REQUESTED TO FOLLOW THE TELEPHONE OR INTERNET VOTING INSTRUCTIONS ON THE REVERSE SIDE, OR TO MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE—TOLL FREE—1-800-560-1965—QUICK *** EASY *** IMMEDIATE

•                  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 27, 2005.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET—http://www.eproxy.com/pas/—QUICK *** EASY *** IMMEDIATE

•                  Use the internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on April 27, 2005.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to PepsiAmericas, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by telephone or internet, please do not mail your Proxy Card

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

1.	Election of directors:	01 Herbert M. Baum	04 Archie R. Dykes	07 Matthew M. McKenna	☐ Vote FOR	☐ Vote
		02 Richard G. Cline	05 Jarobin Gilbert, Jr.	08 Robert C. Pohlad	all nominees	WITHHELD
		03 Pierre S. du Pont	06 James R. Kackley	09 Cynthia Swanson	(except as	from all
					marked)	nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)  [                        ]

2.	Ratification of Appointment of Independent Registered Public Accountants.	☐ For	☐ Against	☐ Abstain

The Board of Directors Recommends a Vote AGAINST Proposals 3 and 4.

3.	Shareholder Proposal (Proxy Statement p. 29).	☐ For	☐ Against	☐ Abstain

4.	Shareholder Proposal (Proxy Statement p. 32).	☐ For	☐ Against	☐ Abstain

The proxies are authorized to vote upon such other business as may properly come before the meeting in accordance with the recommendation of the Board of Directors, or in the absence of such a recommendation, in the proxies’ discretion.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION TO THE CONTRARY IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4.

Address Change? Mark Box and indicate changes below. ☐	Will Attend Annual Meeting ☐

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.